Exhibit 99.1

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Rayonier Names C. David Brown, II to Board of Directors

JACKSONVILLE, Fla., November 6, 2006 -- Rayonier (NYSE:RYN) announced today that C. David Brown, II, Chairman of the Florida law firm Broad and Cassel, has joined the Rayonier Board of Directors, effective November 1.

Brown joined Broad and Cassel in 1980 and has been Chairman since 2000. As a member of the firm's real estate, land use and environmental law practice groups, his professional focus has been directed at organizing major corporate, real estate and governmental transactions.

Brown is on the Board of Directors of Caremark Rx, Inc. (NYSE:CMX) and also is a member of the University of Florida Board of Trustees, appointed by Governor Jeb Bush in 2004. He served on the Florida Transportation Commission for five years, including two as Chairman. A graduate of the University of Florida, Brown has a B.S. in Business Administration and a J.D. from the College of Law.

"We are very pleased David has agreed to join our Board," said Lee Nutter, Chairman, President and Chief Executive Officer. "His wealth of experience in complex real estate transactions and leadership in significant public policy matters related to transportation, land use planning and the environment should prove especially valuable to Rayonier and our shareholders."

About Rayonier

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. It owns, leases or manages 2.5 million acres of timber and land in the U.S., New Zealand and Australia. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the fast-growing Interstate 95 corridor between Savannah, Georgia, and Daytona Beach, Florida. Its Performance Fibers business is the world's leading producer of high-value specialty cellulose. Approximately 40 percent of the company's sales are outside the U.S. to customers in more than 50 countries. For further information, visit the company's website at www.rayonier.com.